FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of November 1, 2012 (this “Amendment”), is by and among JAMBA, INC., a Delaware corporation (the “Parent”), JAMBA JUICE COMPANY, a California corporation (the “Borrower”), the Subsidiary Guarantors party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”).

RECITALS

A. Reference is made to the Credit Agreement, dated as of February 14, 2012 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Parent, the Borrower, and the Bank. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B. The Borrower has requested certain amendments to the Credit Agreement, including without limitation, an increase in the aggregate revolving commitment thereunder to $10,000,000. The Bank has agreed to make such amendments on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1 Amendments to Section 1.1 (Defined Terms) of the Credit Agreement. Section 1.1 of the Credit Agreement is amended as follows:

(a) The following defined term is hereby added in appropriate alphabetical order:

“Specified Amount” has the meaning given to such term in Section 7.17.

(b) The definition of “Revolving Credit Termination Date” is deleted in its entirety and replaced with the following:

“Revolving Credit Termination Date” means the date of the earliest to occur of the following: (i) January 31, 2014; (ii) such earlier date of termination of the Revolving Credit Commitment pursuant to Section 2.7 or 8.2(a).

(c) The definition of “Applicable Margin” is deleted in its entirety and replaced with the following:

“Applicable Margin” means 3.00% per annum.

1.2 Amendments to Section 2.1 (Commitments) of the Credit Agreement. Section 2.1 of the Credit Agreement is amended and restated in its entirety as follows:

“2.1 Commitments. (a) The Bank agrees, on the terms and conditions set forth herein, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrower, from time to time before the Revolving Credit Termination Date; provided that, immediately after each Revolving Loan is made, the Revolving Credit Exposure shall not exceed $10,000,000.00 (as such figure may be reduced from time to time as provided in this Agreement, the “Revolving Credit Commitment”). Subject to Section 3.2, the Borrower may borrow under this Section 2.1(a), repay or prepay Revolving Loans and reborrow under this Section 2.1(a) at any time before the Revolving Credit Termination Date.”

1.3 Amendments to Section 6.1 (Consolidated EBITDA) of the Credit Agreement. Section 6.1 of the Credit Agreement is amended and restated in its entirety as follows:

“6.1 Consolidated EBITDA. Permit Consolidated EBITDA for the period of four fiscal quarters ending as of the last day of any fiscal quarter to be less than $7,500,000.”

1.4 Amendments to Section 6.2 (Capital Expenditures) of the Credit Agreement. Section 6.2 of the Credit Agreement is amended and restated in its entirety as follows:

“6.2 Capital Expenditures. Permit Capital Expenditures for any fiscal year (or any partial period thereof) to be greater than $9,000,000.”

1.5 Amendments to Section 6.3 (Minimum Unencumbered Liquidity) of the Credit Agreement. Section 6.3 of the Credit Agreement is amended and restated in its entirety as follows:

“6.3 Minimum Unencumbered Liquidity. Permit, at any time, Unencumbered Liquidity to be less than $10,000,000.”

1.6 Amendments to Section 7.5 (Restricted Investments) of the Credit Agreement. Section 7.5 of the Credit Agreement is hereby amended by (a) deleting the “and” at the end of clause (ix) thereof, (b) renumbering clause (x) thereof as the new clause (xi), and (c) inserting a new clause (x) as follows:

“(x) Investments existing as a result of the Borrower extending credit support for the benefit of owners of various third party locations installing “JambaGo” equipment through the issuance of Letters of Credit for the account of the Borrower to vendors installing such equipment, provided that the aggregate amount of all such Investments permitted by this clause (x) existing at any time does not exceed $1,500,000; and”

1.7 Amendments to Section 7.17 (Dedicated Deposit Account) of the Credit Agreement. Section 7.17 of the Credit Agreement is amended and restated in its entirety as follows:

7.17 Dedicated Deposit Account. Maintain, at any time, cash deposits in account no. 2000042931931 maintained by the Borrower at the Bank (the “Dedicated Deposit Account”) in an aggregate amount less than the sum of (a) the Stated Amount of each outstanding Letter of Credit, plus (b) without duplication of clause (a), all obligations to reimburse the Bank for drawing under any Letter of Credit, in each case, at such time, plus (c) the Commercial Credit Card Exposure at such time (such sum, the “Specified Amount”), or take any action to withdraw amounts from such account such that the aggregate amount of deposits therein, after giving effect to the proposed withdrawal, would be less than the Specified Amount.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants to the Bank as follows:

2.1 Representations and Warranties. After giving effect to this Amendment, each of the representations and warranties of the Credit Parties contained in the Credit Agreement and each other Credit Document is true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

2.2 No Default. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

2.3 Authorization. The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the corporate authority of each Credit Party, (ii) have been duly authorized by all necessary corporate action of the each Credit Party, (iii) do not and will not violate any provision of law, statute, rule or regulation to which any Credit Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Credit Party, (iv) do not violate or breach any provision of the governing documents of any Credit Party, and (v) do not violate or breach any agreement or other instrument binding upon any Credit Party, in each case under this clause (v) where such violation or breach, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

2.4 Governmental Approvals. The execution, delivery and performance of this Amendment by each Credit Party do not require the approval or consent of, or filing with, any Governmental Authority, except such approvals or consents as have been obtained and are in full force and effect and such filings as have been made.

2.5 Enforceability. This Amendment has been duly executed and delivered by the each Credit Party and constitutes each Credit Party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity and conflicts of laws or by bankruptcy, reorganization, insolvency, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights.

ARTICLE III

CONDITIONS OF EFFECTIVENESS

This Amendment shall become effective as of the date hereof (the “First Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a) The Bank (or its counsel) shall have received from each party hereto either (i) a counterpart of this Amendment signed on behalf of each Credit Party and the Bank, or (ii) written evidence satisfactory to the Bank (which may include facsimile or other electronic image scan transmission of a signed signature page of this Amendment) that each such party has signed a counterpart of this Amendment.

(b) The Bank shall have received payment of (i) an amendment fee in the amount of $[2,500], and (ii) all fees and other amounts due and payable on or prior to the First Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel to the Bank) required to be reimbursed or paid by the Borrower under the Credit Agreement, this Amendment or any other Credit Document.

ARTICLE IV

AFFIRMATION OF OBLIGATIONS

4.1 Affirmation of Obligations. Each Credit Party hereby approves and consents to the amendments contemplated by this Amendment and agrees that its obligations under the Credit Documents to which it is a party shall not be diminished as a result of the execution of this Amendment. This acknowledgement by each Credit Party is made and delivered to induce the Bank to enter into this Amendment, and each Credit Party acknowledges that the Bank would not enter into this Amendment in the absence of the acknowledgements contained herein.

4.2 Liens. Each Credit Party hereby ratifies and confirms the grant of a security interest in and Lien on the Collateral contained in the Security Documents that were executed in connection with the Credit Agreement, which security interest and Lien shall continue in full force and effect without interruption.

ARTICLE V

MISCELLANEOUS

5.1 Release. In consideration of the Bank's willingness to enter into this Amendment, the Credit Parties hereby release the Bank and each of its respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act solely in connection with the Credit Documents on or prior to the date hereof.

5.2 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

5.3 Full Force and Effect. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after amendment by this Amendment. Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and Credit Documents as amended hereby. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

5.4 Expenses. The Borrower agrees on demand (i) to pay all reasonable fees and expenses of counsel to the Bank, and (ii) to reimburse the Bank for all reasonable out-of-pocket costs and expenses, in each case, in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Credit Documents delivered in connection herewith.

5.5 Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

5.6 Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

5.7 Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

5.8 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Credit Agreement to be executed by their duly authorized officers as of the date first above written.

THE BORROWER:
JAMBA JUICE & COMPANY

By:	/s/ Karen Luey
Name:	Karen Luey
Title:	EVP, CFO, CAO & Secretary

THE PARENT:
JAMBA, INC.

By:	/s/ Karen Luey
Name:	Karen Luey
Title:	EVP, CFO, CAO & Secretary

THE SUBSIDIARY GUARANTORS:
JAMBA JUICE ADVERTISING FUND INC.

By:	/s/ Karen Luey
Name:	Karen Luey
Title:	EVP, CFO, CAO & Secretary

TALBOTT TEAS INC

By:	/s/ Julie Washington
Name:	Julie Washington
Title:	SVP & Chief Brand Officer

THE BANK:
WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Cavan J. Harris
Name:	Cavan J. Harris
Title:	Senior Vice President